UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2021
Ameresco, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34811	04-3512838
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street,	Suite 410,	Framingham,	MA	1701
(Address of Principal Executive Offices)				(Zip Code)
Registrant’s telephone number, including area code: (508) 661-2200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1033 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On June 22, 2021, Ameresco, Inc. (“we” or the “Company”) entered into an amendment to its fourth amended and restated bank credit facility with Bank of America, N.A. and Webster Bank, N.A., for which Bank of America, N.A. acts as Administrative Agent (the “Credit Agreement Amendment”). Among other things, the amendment increases the amount of the revolving commitment by the lenders under the credit facility by $65 million to an aggregate of $180 million. The amendment also amends the financial covenants to require a ratio of Total Funded Debt to EBITDA (each as defined in the agreement) of less than 3.50 to 1.00 through maturity. Previously, this covenant required a ratio of less than 3.25 to 1.00. Ameresco expects to use the additional capacity for general corporate purposes of Ameresco and its subsidiaries, including permitted acquisitions, refinancing of existing indebtedness and working capital. Immediately following the closing, there was approximately $25 million of borrowings outstanding under the revolving credit facility and $56.5 million outstanding under the term loan.
The interest rate for borrowings under the credit facility is based on, at our option, either (1) a base rate equal to a margin of 0.5% or 0.25%, depending on our ratio of total funded debt to EBITDA (as defined in the agreement), over the highest of (a) the federal funds effective rate, plus 0.50%, (b) Bank of America’s prime rate and (c) a rate based on the London interbank deposit rate (“LIBOR”) plus 1.50%, or (2) the one-, two- three- or six-month LIBOR plus a margin of 2.00% or 1.75%, depending on the our ratio of total funded debt to EBITDA. Immediately following the closing, the interest rate for borrowings under the revolving credit facility was 3.75% and the interest rate for borrowings under the term loan was 3.00%.
Other than Webster Bank, N.A., the lenders, agents and other parties to Credit Agreement Amendment, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, capital markets and other advisory services to Ameresco or its subsidiaries; they have received, and may in the future receive, customary compensation from Ameresco or its subsidiaries for such services.
The foregoing description of our credit facility, as amended, is not complete and is subject to and qualified in its entirety by reference to (i) our credit facility, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K dated June 28, 2019, (ii) the first amendments to our credit facility, copies of which are attached as Exhibits 10.1, to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and (iii) the Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.1, each of which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The discussion in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The exhibits listed on the Exhibit Index immediately preceding such exhibits are furnished as part of this Current Report on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERESCO, INC.
June 24, 2021	By:	/s/ Spencer Doran Hole
Spencer Doran Hole
Senior Vice President and Chief Financial Officer (duly authorized and principal financial officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amendment No. 2 to Fourth Amended and Restated Credit and Security Agreement dated June 22, 2021 among Ameresco, Inc., certain guarantors party thereto, certain lenders party thereto from time to time and Bank of America, N.A. as Administrative Agent.